NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 03, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 22, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Asensus Surgical, Inc. and Karl Storz California Inc., a wholly-owned subsidiary of KARL STORZ Endoscopy-America, Inc., which is a wholly owned direct subsidiary of KARL STORZ SE & Co. KG became effective before market open on August 22, 2024. Each share of Common Stock of Asensus Surgical, Inc. was converted into $0.35 in cash (USD) The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 22, 2024.